 Exhibit 99.1
TerreStar Networks One Discovery Square 12010 Sunset Hills Rd. Suite 600 Reston, VA 20190

March 30, 2010

VIA HAND DELIVERY

Jeffrey W. Epstein
12010 Sunset Hills Road
Reston, VA 20190

Dear Jeff:

This letter (“Letter Agreement”) confirms our agreement concerning the extension of the term of the employment agreement between TerreStar Networks Inc., a Delaware corporation (the “Company”) and you, dated as of January 15, 2008 (the “Employment Agreement”), as previously amended by the letter agreement dated April 9, 2009, letter agreement dated May 20, 2008, and letter agreement dated November 24, 2008.  This Letter Agreement serves to further amend the Employment Agreement as set forth below as of this date.

The Company and you agree that the Employment Agreement is hereby amended in the following regards:

1.           Term of Employment; Employment Period.

Sections 2 and 5 of the Employment Agreement state that the Employment Agreement expires by its terms on May 20, 2010, unless the Company and you mutually consent to a renewal or extension of the Employment Period before that expiration date.  The Company and you hereby agree to extend the Employment Period for a one-year Renewal Term such that the Employment Agreement will expire by its terms on May 20, 2011.

2.           Miscellaneous.

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws.  Except as otherwise provided herein, capitalized terms in this Letter Agreement shall have the meanings ascribed to them in the Employment Agreement.  Except as modified by the terms of this Letter Agreement, the Employment Agreement remains in full force and effect.  This Letter Agreement shall not be modified, waived or amended except by a written agreement executed by the parties hereto or their respective successors and legal representatives.  This Letter Agreement shall inure to the benefit of and be binding upon you, the Company and its successors and assigns.

TerreStar Networks One Discovery Square 12010 Sunset Hills Rd. Suite 600 Reston, VA 20190

If the foregoing terms are acceptable to you, please confirm your agreement by signing your name below.  Your signature below will indicate that you are entering into this Letter Agreement freely and with a full understanding of its terms and effect.

Very truly yours,

/s/ William Freeman
William Freeman
Chairman of the Board, TerreStar Corporation and TerreStar Networks Inc.

AGREED AND ACCEPTED:

/s/ Jeffrey W. Epstein
Jeffrey W. Epstein

Date:	March 30, 2010